Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA 98606
email to: stevenieman@mac.com

February 12, 2006

Ms. Francine Antell, Arbitration Counsel
New York Stock Exchange
Arbitration Division
20 Broad Street, 5th Floor
New York, NY  10005

Via: Email to fantell@nyse.com and fax to (212) 656-2727

Re:  Stephen Nieman, Claimant v. Smith Barney and Edward Jones NYSE Arbitration #2004-015790

Dear Ms. Antell:

I would like to suggest that Mr. John C. Wilcox, Senior Vice President and Head of Corporate Governance at TIAA-CREF, be considered as an arbiter on the new New York NYSE three-member panel being formed for the continued resolution of my case.

Among his responsibilities at TIAA-CREF, Mr. Wilcox monitors the governance practices at companies in which TIAA-CREF invests, as well as assuring that TIAA-CREF’s own governing practices measure up to the standards the company advocates for its portfolio companies.

Before that, Mr. Wilcox spent 31 years with Georgeson Shareholder Communications Inc., where he left as vice chairman.  During his 31 years with the firm, Mr. Wilcox specialized in corporate governance, investor communications, takeovers and advising clients on control contests.  He is also a member of the International Corporate Governance Network board of governors.

Mr. Wilcox holds a B.A. from Harvard College, where he was a member of Phi Beta Kappa, an M.A. from the University of California, Berkeley, where he studied as a Woodrow Wilson Fellow, a J.D. from Harvard Law School and an LL.M degree from New York University Graduate School of Law.  He is a member of the American and New York Bar Associations.

My colleague Richard Foley contacted Mr. Wilcox last Thursday.  In his brief conversation, the discussion concerned only that my case existed and a request that he serve as a member of the arbitration panel.  Mr. Foley asked Mr. Wilcox to make a note in his diary that no discussion of the details of the case occurred.  Mr. Foley and Mr. Wilcox have had business contacts in the past, but none in the last ten-plus years.

I highly recommend that Mr. Wilcox be considered.  His extensive background and experience speaks for itself.  He is familiar with both sides, has demonstrated independence, and would be an excellent investor representative to help decide the merits of this case.

Thank you for considering Mr. Wilcox.

Sincerely,
s/
Steve Nieman

email cc:  Mr. Richard D. Foley, Chairman, The Ownership Union®
Mr. John Furqueron, AAG stockholder and customer of Edward Jones
Mr. Joseph Genster, Esq.
Ms. Susan Steinthal, Esq.

==================
Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA 98606
email to: stevenieman@mac.com

February 7, 2006

Ms. Francine Antell, Arbitration Counsel
New York Stock Exchange
Arbitration Division
20 Broad Street, 5th Floor
New York, NY  10005

Via: Email to fantell@nyse.com and fax to (212) 656-2727

Re:  Stephen Nieman, Claimant v. Smith Barney and Edward Jones NYSE Arbitration #2004-015790

Dear Ms. Antell:

I am in receipt of the fax from Chairman Wayne Landsverk granting my Motion for Change in Venue to New York City.

While the new arbitration panel is being formed, I assert that one member of this three member panel be a recognized investor advocate, who support openness and transparency in democratic corporate governance.

Additionally, I declare that all documents on www.votepal.com/, especially the archives for the year 2004, are formally produced and have been made electronically available to all parties today per Rule 619.

I've got a packet of stuff we mailed to then U.S. Attorney General John Ashcroft on June 18, 2004 (the main letter is posted on votepal) that has bearing on this case.  I will postal mail this to all parties shortly.  It includes proxy cards, bylaw citations from the AAG and other material regarding how my and John Furqueron's voting rights were violated.

Sincerely,
s/
Steve Nieman

email cc:  Mr. Richard D. Foley, Chairman, The Ownership Union®
Mr. John Furqueron, AAG stockholder and customer of Edward Jones
Mr. Joseph Genster, Esq.
Ms. Susan Steinthal, Esq.
=======================
Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA 98606
email to: stevenieman@mac.com

February 6, 2006

Ms. Francine Antell, Arbitration Counsel and NYSE Arbitration Panel
New York Stock Exchange
Arbitration Division
20 Broad Street, 5th Floor
New York, NY  10005

Via: Email to fantell@nyse.com

Re:  Stephen Nieman, Claimant v. Smith Barney and Edward Jones NYSE Arbitration #2004-015790

Dear Ms. Antell and the NYSE Arbitration Panel:

I'm following up on the telephone conference held this morning with you, myself and counsels for respondents.  I agree with the parties to have the Panel hear the respondents' motions to dismiss in a telephonic conference tomorrow morning beginning at 9:00 a.m. PST.

I understand if I lose here this case is over (hopefully, I don't lose the Ownership Union®'s $850).  I understand that I could reschedule a full-blown evidentiary hearing (due to this last minute unfortunate miscommunication) to argue in person against the motions to dismiss.  I realize I'm taking a risk here, but I'm willing to do so in the interest of timeliness, and due to my belief that the Panel would not rule to end this case before this important governance topic is given a proper hearing that it so richly deserves.

For the record, I would like to assert a couple of other things:

  I claim my U.S. Constitutional and common law rights over and above my rights under NYSE Arbitration rules;
  Under the U.S Bill of Rights, I assert that his hearing should be open to interested parties in the public and the press.  This critical governance mechanism of stock voting affects too many millions of citizen stockholders not to ensure public opinion can be aware of and weigh in on the merits of this case.  If the motions to dismiss are not granted, the NYSE could then reschedule the evidentiary hearing in a larger room to accommodate more people.
  To present this case on a bigger stage, I would again urge the parties to reconsider its venue.  Does not management of Smith Barney and Edward Jones want to affirm in the biggest way possible that stock proxy voting is essential for customer ownership and the proper governance of corporations by how stock exchanges like the NYSE allow stock to be traded –– and voted?  Remember, stock voting is what determines power in a corporation.  Lacking proper administration of stock voting, necessary checks-and-balances are removed which swings the door wide open to awful abuses of power, as the current Kenneth Lay trial is demonstrating to the world from the carnage Enron Corp. inflicted on the Common Good.  As this arbitration case has developed, I've been convinced that NYSE headquarters in New York is the proper stage.  After ruling on these initial motions, the current seated Panel could declare its work completed, adjourn, and a new Panel could be seated in New York to handle the main hearing.

Sincerely,
s/
Steve Nieman

email cc:  Mr. Richard D. Foley, Chairman, The Ownership Union®
Mr. John Furqueron, AAG stockholder and customer of Edward Jones
Mr. Joseph Genster, Esq.
Ms. Susan Steinthal, Esq.

From: fantell@nyse.com
Date: February 6, 2006 12:29:24 PM PST
To: stevenieman@mac.com, susan.steinthal@citigroup.com, jbg@hcmp.com
Subject: NYSE# 2004-015790 (Stephen Nieman v Smith Barney and Edward Jones)

This is to confirm that the panel has granted Claimant's request for a change in venue in the above-captioned arbitration from Portland, Oregon to
New York, New York. The administrative teleconference scheduled for
February 7, 2006 at 9:00 AM (PT) has been canceled because New York arbitrators will be appointed to replace the current panel members. You will be receiving arbitrator profiles for your consideration in the near future.

Francine Falcier Antell
Arbitration Counsel
NYSE
20 Broad Street, 5th Floor
New York, NY 10005
fantell@nyse.com
============================

NYSE ARBITRATION (canceled on Feb. 6th, 2006 by order of the NYSE Arbitration Panel)

RE: Stephen Nieman v Smith Barney and Edward Jones
NYSE Docket #2004-015790

Previously scheduled Feb. 7th and 8th at:

Beovich Walter & Friend
1001 SW Fith Ave
Suite 1200
Portland, OR 97205
(503) 228-7201

Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA 98606
email to: stevenieman@mac.com

February 4, 2006

Ms. Francine Antell, Arbitration Counsel and NYSE Arbitration Panel
New York Stock Exchange
Arbitration Division
20 Broad Street, 5th Floor
New York, NY  10005

Via: Email to fantell@nyse.com and fax to (212) 656-2727

In the Matter of the Arbitration Between:  Stephen Nieman, Claimant vs. Smith Barney and Edward Jones NYSE Arbitration #2004-015790

My objection to Francine Antell's last minute supposed "agreement" with my wife to waive a hearing in favor of a telephone conference

Dear Ms. Antell and the NYSE Arbitration Panel:

A.      Introduction.

I have filed an original Statement of Claim and an Amended Statement of Claim regarding brokers' refusal to provide legal forms of proxy to vote stock, which Ms. Antell has been shepherding since Oct. 11, 2004 toward a hearing under Rule 619, which for months has been scheduled on next Tuesday and Wednesday, Feb. 7-8 in Portland, OR.

B.      Objection to Canceling this Hearing.

When I returned home from work last Friday, Feb. 3, I was informed by my wife that Ms. Antell had called and insisted on an immediate decision from her (since I was unavailable due to at work flying), that I would be agreeable to a teleconference hearing that would substitute for the main hearing scheduled only four days hence.

My wife had help edit my Jan. 22, 2006 letter that I had sent to all parties suggesting a Pre-Hearing teleconference allowable under Rule 619(d).  There may have been some misunderstanding on her part regarding my willingness to engage in a Pre-Hearing but NOT using that means to replace the main Rule 619 hearing.  As I stated in my Jan. 22 letter:  I would be in agreement to a Pre-Hearing Conference, but NOT to replace the main hearing if resolutions to my satisfaction were not forthcoming in the Pre-Hearing.  Ms. Antell told my wife that she would email details of this "agreement", which to date I have not received.

I could not find an email from Ms. Antell later that evening, but I did receive two emails from the attorneys representing the respondents in this case, Ms. Susan Steinthal, representing Smith Barney, and Mr. Joseph Genster, counsel for Edward Jones.  These emails seemed to suggest that the main hearing indeed had been cancelled in favor of a hearing substitute over the telephone.

May I remind the parties that under Rule 602. Hearing Requirement – Waiver of Hearing, 602(a) says "Any dispute, claim… shall require a hearing unless all parties waive such hearing in writing and request that the matter be resolved solely upon the pleadings and documentary evidence."  I have signed no such waiver, and am prepared to present my case at the hearing in Portland as scheduled next Tuesday.  Nowhere in the NYSE's Arbitration rules can I find an allowance for a telephonic substitution for a Rule 619 hearing.

My wife holds no Power of Attorney from me nor my Proxy.  Mr. Richard D. Foley does hold my proxy, as well as one from Mr. John Furqueron.  If I was unavailable, Mr. Foley is the one who should have been contacted regarding any change in status of this case.

C.      Conclusions

At this late date and without proper communication over this past weekend that immediately precedes the hearing dates, I can only make assumptions.  I assume that the parties will not be traveling to Portland on Tuesday due to a supposed "agreement" to conduct this hearing over the telephone and not in a hearing at Beovich Walter & Friend as previously scheduled.

To keep this case on track (which has been woefully delayed for over sixteen months), I would be agreeable to a Pre-Hearing Teleconference starting at 10 a.m. EST on Tuesday, Feb. 7th.  I desire that Mr. Foley be included in this call (his home phone number is 520-742-5168).  We could then reschedule the main hearing for a later time and location.

But I do NOT agree to waiving any rights of mine under Article XI of the NYSE's Constitution and Arbitration Rules (June 2003) regarding my case, and my specific rights to present and argue the merits of my situation face-to-face with the respondents, who I feel have obstructed my ownership rights to vote my stock as I deemed fit at the May, 2004 Alaska Air Group, Inc. shareholders meeting.  And as you know, I also fear that these rights of millions of stockholders are also being trampled upon.

If parties are concerned about costs, I again suggest that the hearing be held at NYSE headquarters in New York.  I am willing to travel there.  You would think that much more resource would be available to all parties regarding evidence and expert witnesses.  Only Edward Jones' Seattle-based Mr. Genster objected to this earlier suggestion of mine to change venue.  I would think that Edward Jones would have competent counsel available to it in New York City.

Due to the importance of this case, I would like to suggest now that it be open to the public and the press.  I have transmitted and received numerous notices and inquires from many interested individuals and organizations who might possibly wish to attend.  Some are influential, like the Public Broadcasting System, and noted stockholder activists, such as Mr. Bob Monks and Ms. Nell Minow, co-founders of The Corporate Library, as well as Mr. Bill Steiner and Mr. Paul Goldstein.

I will await Monday for communication regarding how my case will proceed.

Sincerely,
s/
Steve Nieman

email cc:  Mr. Richard D. Foley, Chairman, The Ownership Union®
Enforcement Division, U.S. SEC
Mr. John Furqueron, AAG stockholder and customer of Edward Jones
Mr. Joseph Genster, Esq.
Ms. Susan Steinthal, Esq.
========================
Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA 98606

November 7, 2005

New York Stock Exchange
Enforcement Division
20 Broad Street, 5th Floor
New York, NY 10005

Attn: Francine Antell, Arbitration Counsel

Via: Email to fantell@nyse.com and fax to (212) 656-2727

AMENDED STATEMENT OF CLAIM

Re: Present Matter in Controversy –– Brokers' Refusal to Provide Legal Forms of Proxy to Vote Stock at the 2004 Alaska Air Group, Inc. ("AAG") Shareholders Meeting on May 18, 2004; Seattle, WA | NYSE Arbitration 2004-015790

Dear Ms. Antell:

Please allow me to amend my original Statement of Claim, which I submitted on Oct. 11, 2004.  Due to discoveries we made in the 2005 contested proxy solicitation at the AAG, Inc., I believe my statement should reflect our new findings to better facilitate and aid a timely resolution of this dispute.

The most significant thing we learned is that legal forms of proxy do not come from brokers or brokerage houses such as Smith Barney ("SB") or Edward Jones ("EdJ").  We learned that it may come from Automatic Data Processing, Inc. ("ADP").  ADP is involved in this process.  As all parties know, ADP is an intermediary information processing and mailing agent used by corporations, stock exchanges and brokerages for shareholders who own shares in street name.  Thus, I would like to add ADP as a respondent to my Claim.

In our 2005 contest, the voting process for the dissident slate was made unduly burdensome and difficult for beneficial stockholders, because legal forms of proxy for shareholders to vote their shares were not accessible nor delivered in a timely manner.  I was a candidate on the CHALLENGERS' slate.  It was virtually impossible for beneficial owners to attain a legal form of proxy.

It is generally thought that the legal form of proxy "release" comes from the broker.  In our 2004 and 2005 proxy statements, we communicated that beneficial stockholders should contact their bankers or brokers to obtain them.  To the best of our knowledge, these are the same instructions that thousands of corporations’ give to their shareholders.  This was my assertion in my original Statement of Claim.

If you analyze the AAG's 2005 proxy card, there was a checkbox that we believe was mislabeled:  "Place X here if you plan to attend and vote your shares at the meeting."  Even if stockholders had no plans to attend the annual meeting, this box had to be checked and the AAG's proxy card mailed to ADP in order for a legal form of proxy to be mailed back to the stockholder prior to voting their shares.  We believe that this mislabeling failure was false and misleading.  (A similar lack of clarity is found on www.proxyvote.com/).  At present, this appears to be one of the very few ways stockholders can obtain a legal form of proxy to vote their shares.

After numerous letters and calls to SB and EdJ, I finally found a broker who knew the system and told me, "Look it — EdJ has nothing to do with obtaining a legal form of proxy.  You must contact ADP to get one."  This is clear evidence of a failure on the part of SB and EDJ to train their employees.  Securities' customers depend upon a professional standard of training for brokers.  We believe that this is a duty which cannot be passed on, passed over or deferred to a third party such as ADP.  We believe that every brokerage firm has a duty to ensure that its broker employees are thoroughly trained, and that this training must include the fundamental rights of stock ownership and how those rights are exercised through the proxy system.

Since the CHALLENGERS solicited via the Internet only and did not use ADP to transmit its proxy materials, apparently, the only proxy card the system "generated” was the AAG's, which did not list the CHALLENGER candidates or certain proposals that appeared only on the CHALLENGERS' proxy card.

This technicality confused many stockholders.  It even confused account managers at the Investor Responsibility Research Center ("IRRC"), a well-known proxy voting service.  In 2005 and for the first time in our three-year campaign, the AAG CHALLENGERS received votes for the "dissident slate" from clients of the IRRC.  The total of votes attempted to be voted was 93,813, including 7,784 for CHALLENGER candidates.

IRRC tried to vote the AAG proxy card from ADP as well as the CHALLENGER'S proxy card available on www.votepal.com/.  Registered stockholders and beneficial owners who had obtained legal forms of proxy were empowered to vote this way per SEC endorsement of this instruction, which appeared in the CHALLENGERS' proxy statement.

But after the annual meeting, the Inspector of Elections, under Delaware law, disallowed those votes to be counted due to IRRC not properly obtaining legal forms of proxy to vote their clients' beneficial shares for the CHALLENGERS.  The exact steps in this effort to receive a legal form of proxy by IRRC are not matters to which we are privy.  Our understanding is that ADP refused to provide a legal form of proxy.

This dispute of mine with SB, EdJ and ADP could be resolved very simply without the expense and time of holding a hearing.  I propose the following remedies:

        1.  The best solution is do away with proxy voting entirely, as supported by the Business Roundtable and the Securities Transfer Association.  Stock voting systems could return to pass-through voting where corporate voting is done directly by stockholders independent of third parties like brokers or ADP;

        2.  Short of that solution, closer coordination between clients of the NYSE and ADP, where individual brokerage houses' websites would have boxes or links where stockholders could download a legal form of proxy for their shares at any time, regardless whether they receive their materials in the mail or electronically;

        3.  For people who vote electronically only, on ADP's www.proxyvote.com, have a box or link where stockholders can vote any nominee or shareholder proposal in any opposing solicitation by typing in the information, like "write-in" candidates which is allowed in regular political elections.  And a box or link which would take the shareholder to the Internet address of any challenging group;

        4.  Additionally, require ADP and client brokerage houses to provide an "opt-out" box or link, where stockholders could decline any broker voting of their "uninstructed" shares.

Voting should not be automatically deferred to stockholder agents without specific stockholder approval.  Consent should be informed and specific, not by inference or submission.  Certainly, a challenge to a corporate election performed in accordance with SEC oversight cannot fall within the category of normal business and must, therefore, be recognized and adjusted regardless of the method or party the challengers utilize as a means of distributing their proxy materials.

Change of Venue

If a resolution cannot be arrived at between the parties via written communication or teleconferencing, I propose the following to keep costs down to a minimum:  The hearing be held at the NYSE headquarters in New York City.  As an airline pilot, I can travel less expensively than what it would cost the parties involved to travel to the West Coast, since most everyone affected lives in or near NYC.

Two reasons I suggest this change is to respond to the position of  both opposing parties calling for me to pay their costs if I lose this arbitration.  I must guard against that possibility.  In addition, several witnesses I plan to call live near NYC.

Thank you for this opportunity to amend my original Claim.  I look forward to your response.

Sincerely,
/s
Steve Nieman

cc:  Mr. Richard D. Foley, Chairman, The Ownership Union®
Enforcement Division, SEC

Steve Nieman
Claimant
15204 N. E 181st Loop
Brush Prairie, WA  98606

October 11, 2004

via registered mail no. 70020460000059223905; return receipt requested

New York Stock Exchange
Enforcement Division
11 Wall Street
New York, NY  10005

Attn:  Karen Cooper Smith, Arbitration Section

Notarized Uniform Submission Agreement

Enclosure:  Ownership Union® Bank Check for $850

STATEMENT OF CLAIM

Re:  Present Matter in Controversy--Brokers' Refusal to Provide Legal Forms of Proxies to Vote Stock at the 2004 Alaska Air Group, Inc. ("AAG")

Shareholders Meeting on May 18, 2004; Seattle, WA

Dear Staff of the Enforcement Division:

I would like to call your attention to what I feel is a basic disregard by two clients of the New York Stock Exchange ("NYSE" or "Exchange")--the brokerage houses of Smith Barney ("SB")and Edward Jones ("EdJ")--to honor and protect a fundamental rule of the Exchange:  the ownership property right of stockowners to exercise voting rights of stock they own.

The circumstances here are most egregious due to the fact that there was a contesting opposition proxy solicitation and election being conducted in a challenge to incumbent directors and management of the AAG, of which I was a candidate.  This was a legal proxy contest recognized as such by the U.S. Securities and Exchange Commission ("SEC") and the company.  Not only was the NYSE itself properly notified, but so were all the clients of the Exchange whose stockowners held AAG's shares.  One hundred percent of all the shareowners received notice of this contest in the company's proxy statement,and, further, over 60% of all the outstanding shares were directly solicited bythe challengers, who provided their proxy statement and proxy card.

If one could separate voting rights from ownership of stock, the market would already have made that division a reality.  But it hasn't.  The two are inseparable.  Yet I and another stockowner were denied our right to vote the stock we own as we desired.  At no time did we agree to forfeit our right to vote our shares; at no time did we agree that clients of the Exchange could vote our shares while we were in the process of attempting to vote them ourselves; at no time did we agree that if we didn't vote our stock, our brokers could vote our stock yes, no or withheld without our direction or permission.

Plus, in my case, SB then attempted to vote my shares for my opponents--the opposite of what I wanted to happen.  I know by substantiated fact that I am not the only shareowner faced with these various obstructions to proxy voting.  Based on my own personal experience and those of my acquaintances, I would not be surprised if thousands of stockowners are faced with these same kinds of "taking" of their property and their ownership voting rights each year.

I assert that the property ownership right to vote stock is indivisible and unachievable unless you own the shares, or the legal owner designates otherwise, particularly when a recognized and legal opposition solicitation is being conducted.   It should not be taken away without penalty.  I paid the full market price for my property and indivisible ownership rights of my shares, including voting.  Therefore it is a demonstrable fact that at a minimum, stockowner voting is worth no less than the market value of the stock owned.  I believe that SB improperly and unlawfully denied my ownership voting rights that I had bought and paid for.

Facts of the Proxy Contest in Question

o The 2004 AAG Annual Stockholders' Meeting was held on Tuesday, May 18, 2004 in Seattle, WA.  Beneficial owners (who had not been denied their legal form of proxy) and registered owners could vote through the middle of the meeting when the polls closed.

o Paperwork for my candidacy and three others ("the Challengers") in the form of our preliminary form of proxy was filed with the SEC on April 7, 2004 and our definitive form of proxy was filed on May 3, 2004.  (A sidebar:  We also ran an opposing solicitation at the AAG in 2003 where we encountered other voting difficulties.)  In each of the last two years, the SEC has granted a "definitive" status to our campaign for proxies.

Details of My Virtuous Effort to Vote My Stock Owned But Held Beneficially Through SB

Evidently, SB and other brokerages unlawfully consider postal mail as the only method to grant or deliver a legal form of proxy.  While endeavoring to attain a legal form of proxy for my shares held through SB, I was told that it took weeks to procure the paperwork.  But by the time I received the company's proxy materials from SB in the mail, I didn't have much time--only a few days were left in which to attain a legal form of proxy from SB, which I was lawfully entitled to.  That meant there was no viable opportunity whereby I could procure this form via the mails to vote my stock as I desired before or at the May 18th stockholders meeting.

These circumstances legally obligated SB to fulfill its legal duty to supply a legal form of proxy to me by electronic means via fax or email, both of which were not only available but would have had full legal authority. I contacted SB on Friday, May 14.  I made three phone calls (phone number 800-701-4935), talking to a DeeAnn M., Veronica A. and finally switching over to a Sheila H. at SB's San Antonio, TX office.  (I was told it was SB's policy not to permit employees to give out their last names.  I had to plead to each one convincing them that as a customer, I deserved to obtain at least the first letter of their last names so I could properly identify them in my notes for future reference).

In addition, I also sent a fax of my ballot to a SB supervisor at fax number 210-357-8480.  I eventually received a cell phone voice message from Sheila H. around 5:00PM EDT.  She said she had looked over the ballot and that SB would not provide me a legal form of proxy to vote my stock by next Tuesday's stockholders meeting.  The message also said that she would be out of the office the following Monday.  At this critical point in time, she did not provide contact information of any other SB officer who could take prompt, lawful action to provide me with a legal form of proxy to vote my stock.

I have subsequently mailed two registered letters to SB which management has failed to respond to.

Certain Opinions on this Election

1.)  For beneficial owners, the only way to vote for all candidates and all proposals was to vote the Challengers' proxy card.  The only way to do that was to obtain a legal form of proxy from the street holder of the stock.

2.)  Adding insult to injury, it is my belief that SB then attempted to vote my "uninstructed shares" for the AAG candidates, the directors I was running against.

The Challengers had fully and properly informed the management of the NYSE that the management of the AAG notified shareholders throughnumerous SEC filings that a contested election existed, that brokers received these materials, and that the Challengers had delivered their opposition solicitation materials to a majority of the shareowners.

3.)  Some AAG stockowners got to vote on ALL available candidates and shareholder proposals; other stockowners did not.  The voting instruction form issued by the AAG to 401(k) plan participants contained proposals numbered 11 and 12 which appeared in the Challengers' proxy statement.  All other AAG stockowners received ballot cards that omitted proposals 11 and 12 (with the exception of the ballot card that was issued at the stockholders meeting which included proposals 11 and 12).  The management of the AAG circulated several different versions of proxy voting cards.  Some favored stockowners were provided voting opportunities denied to others.

4.)  Second instance of refusal to provide a legal form of proxy:  During this election, AAG stockowner John Furqueron approached me to vote his stock at the stockholders meeting due to his working out of state.  (sidebar:  Mr. Furqueron sponsored an AAG shareholder proposal in this contest).  Mr. Furqueron's stock is held beneficially through EdJ.  He and I met the same problem I encountered at SB:  We were unable to secure a legal form of proxy to complete this voting transaction by the completion of the stockholders meeting.

The ballot EdJ mailed Mr. Furqueron did not have the four Challenger candidates on it, neither did it have proposals 11 and 12, which were available on the Challengers' proxy card, and which I was prepared to vote on Mr. Furqueron's behalf.

Additionally, not only did EdJ not provide me with a legal form of proxy to vote Mr. Furqueron's shares as he requested, but we believe that someone at EdJ attempted to vote his shares for the AAG's director nominees, which Mr. Furqueron did not want to happen.  We believe that EdJ, like SB and other clients of the Exchange, stall, delay or refuse requests for legal forms of proxy to seek an improper advantage to vote "uninstructed shares" for corporate management nominees.

It is our belief that developing stronger democratic governance inside corporations must be erected on a foundation of the proper conduct of fair elections, with unfettered access to legal forms of proxy which can be cast at the corporate ballot box--the contents of which subject to an honest count.  We believe that proper voting rules may "appear" to be in place, but that our case proves they are not being interpreted, complied with or enforced properly.

My Objection to the Fee Schedule of the NYSE's Arbitration Procedure

For the record, I believe these filing fees are excessive!  Under what justification should small shareowners be required to pay such high fees thatcould equal the total value of their holdings just to gain access to the NYSE's arbitration system?  This is a glaring weak spot in the Exchange's important self-policing responsibilities overseen by SEC regulators.  We can never recover what we lost in the last AAG election--our ownership rights to vote our stock as we saw fit.

The Ownership Union ("OU®") has agreed to advance the $850 fee on my behalf.  The OUR is an open source union recognized by the U.S. Dept. of Labor.  Its goal is to organize the tripartite of employee stockowners, customer stockowners and public stockowners into a partnership where all stakeholders partake in a "check and balanced" ownership of the corporation's productive capital assets.  Officers of the Ownership Union® believe that our stockowner voting rights were violated and that these NYSE arbitration fees are not only unwarranted but levied for the primary purpose of presenting a cost barrier to lock out the participation of small shareowners.

NYSE's current rules already confirm a broker's fiduciary responsibility to provide legal forms of proxy in order that stockowners may vote their stock at stockholders meetings.  The fact SB and EdJ refused to supply us with proper forms of proxy means that Exchange member firms are not abiding by the rules of the Exchange.  Aren't all investors considered equal?  Since the Exchange is tasked with policing itself, then all investors must be provided simple and affordable access to the process in order to provide proper check-and-balance of rules enforcement.

We believe our case proves that management of the NYSE has failed to proactively police their own clients to ensure that shareowners aren't denied their ownership voting rights.  After repeated wrong doing and improprieties by so many executives of corporations listed on the NYSE (which includes officers of the NYSE)--who wouldn't wonder when the leadership of this critical social institution will see the light that its self-regulation must be an active system rather than risk a public perception of a subterranean subterfuge.

The truth is that the management of the NYSE support a system designed to make shareowner voting so torturous in practice, that this important check-and-balance mechanism on corporate power has been abandoned--to the peril of the common good.  It is past time for the management of the NYSE to realize that its failure to act forthrightly has left millions of investors with foul smells in their nostrils.

In Closing

Regarding these events, I have directly communicated with officials at the SEC, U.S. Department of Justice, U.S. Department of Labor, various state attorney generals, heads of certain Congressional committees, top management of the NYSE and top executives including the CEO and Chairman of the corporation in question.  I have original documents and notes that I took throughout this ordeal.

As a published author with articles appearing in newspapers and magazines including The Wall St. Journal, I look forward to publishing a detailed account of how the NYSE handles this arbitration.  I trust the Exchange will ensure that justice is served in this case, and affirm the sacred right of stockowner voting.

We pray for relief.

Sincerely,
/s
Steve Nieman

cc:  Richard Foley, Chairman, The Ownership Union
John Furqueron, AAG stockowner and proposalist

Enforcement Division, SEC